                                  STOCKPURCHASE AGREEMENT

                                           among

                             MAGNETEK NATIONAL ELECTRIC COIL, INC.

                          GRAND EAGLE COMPANIES NORTH AMERICA, INC.

                                           and

                               GRAND EAGLE COMPANIES, INC.

- ------------------------------------------------------------------------------


                               Dated as of June 28, 1996

                                 TABLE OF CONTENTS


                                    ARTICLE 1
                                   DEFINITIONS


1.1.   CERTAIN DEFINED TERMS..................................................1
1.2.   OTHER DEFINITIONAL PROVISIONS..........................................7


                                    ARTICLE 2
                        CLOSING; PURCHASE PRICE ADJUSTMENT


2.1.   PURCHASE AND SALE OF THE SHARES........................................8
2.2.   CLOSING................................................................8
2.3.   PURCHASE PRICE ADJUSTMENT..............................................8


                                      ARTICLE 3
                                CONDITIONS TO CLOSING


3.1.   BUYER'S OBLIGATION.....................................................11
3.2.   SELLER'S OBLIGATION....................................................13


                                       ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER AND MAGNETEK


4.1.   AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.........................14
4.2.   THE SHARES.............................................................15
4.3.   ORGANIZATION OF OT.....................................................15
4.4.   CAPITAL STOCK OF OT....................................................16
4.5.   EQUITY INTERESTS; SUBSIDIARIES.........................................16
4.6.   FINANCIAL STATEMENTS...................................................16
4.7.   ABSENCE OF CHANGES OR EVENTS...........................................17
4.8.   TAXES..................................................................17
4.9.   ASSETS OTHER THAN REAL PROPERTY INTERESTS..............................19
4.10.  PROPERTY...............................................................19
4.11.  INTELLECTUAL PROPERTY..................................................19
4.12.  FURNITURE, FIXTURES, MACHINERY AND EQUIPMENT...........................20
4.13.  CONTRACTS..............................................................20
4.14.  LITIGATION; DECREES....................................................21
4.15.  EMPLOYEE BENEFIT PLANS.................................................22
4.16.  COMPLIANCE WITH APPLICABLE LAWS........................................22
4.17.  ENVIRONMENTAL MATTERS..................................................23
4.18.  EMPLOYEE AND LABOR RELATIONS...........................................23
4.19.  CORPORATE NAMES........................................................24
4.20.  LICENSES AND PERMITS...................................................24
4.21.  DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY.......................24

                                         1

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4.22.  CUSTOMERS..............................................................24


                                     ARTICLE 5
              REPRESENTATIONS AND WARRANTIES OF BUYER AND GRAND EAGLE


5.1.   AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.........................24
5.2.   INVESTMENT INTENT......................................................25
5.3.   ACTIONS AND PROCEEDINGS, ETC...........................................25
5.4.   AVAILABILITY OF FUNDS..................................................26
5.5.   BUYER'S ACKNOWLEDGMENT.................................................26
5.6.   EXON-FLORIO............................................................26


                                    ARTICLE 6
                         COVENANTS OF SELLER AND MAGNETEK


6.1.   ACCESS.................................................................26
6.2.   ORDINARY CONDUCT.......................................................26
6.3.   INSURANCE..............................................................28
6.4.   ACCOUNTS RECEIVABLE....................................................28
6.5.   CONFIDENTIALITY AGREEMENTS.............................................28
6.6.   NO SOLICITATION........................................................29
6.7.   LIEN SEARCHES..........................................................29
6.8.   THIRD PARTY CONSENTS...................................................29
6.9.   MAGNETEK AND SELLER ASSETS.............................................29
6.10.  BUSINESS SUPPLIES......................................................30
6.11.  BANK ACCOUNTS, ETC.....................................................30


                                     ARTICLE 7
                                COVENANTS OF BUYER


7.1.   CONFIDENTIALITY........................................................30
7.2.   ACCOUNTS RECEIVABLE....................................................30
7.3.   INSURANCE..............................................................31
7.4.   CHANGE OF NAME OF OT...................................................31


                                     ARTICLE 8
                                  MUTUAL COVENANTS


8.1.   COOPERATION............................................................31
8.2.   PUBLICITY..............................................................31
8.3.   RECORDS................................................................32


                                      ARTICLE 9
                               EMPLOYEE BENEFIT MATTERS


9.1.   EMPLOYEE BENEFIT MATTERS...............................................32

                                           2

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                                     ARTICLE 10
                                  INDEMNIFICATION


10.1.  TAX INDEMNIFICATION....................................................34
10.2.  OTHER INDEMNIFICATION BY SELLER AND MAGNETEK...........................35
10.3.  OTHER INDEMNIFICATION BY BUYER AND OT..................................35
10.4.  INDEMNIFICATION FOR ENVIRONMENTAL MATTERS..............................36
10.5.  LOSSES NET OF INSURANCE, ETC...........................................36
10.6.  TERMINATION OF INDEMNIFICATION.........................................37
10.7.  PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER SECTION 10.1).38
10.8.  PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS...................39
10.9.  SURVIVAL OF REPRESENTATIONS............................................39
10.10. MANDATORY SETOFF OF SELLER NOTE........................................40


                                    ARTICLE 11
                               POST CLOSING MATTERS


11.1.  TAX MATTERS............................................................40
11.2.  ACCESS TO FORMER BUSINESS RECORDS......................................41
11.3.  USE OF TRADEMARK AND TRADE NAMES.......................................41
11.4.  FURTHER ASSURANCES.....................................................41


                                  ARTICLE 12
                              GENERAL PROVISIONS


12.1.  ASSIGNMENT.............................................................42
12.2.  NO THIRD-PARTY BENEFICIARIES...........................................42
12.3.  TERMINATION............................................................42
12.4.  EXPENSES...............................................................43
12.5.  ATTORNEYS' FEES........................................................43
12.6.  AMENDMENTS.............................................................43
12.7.  NOTICES................................................................43
12.8.  INTERPRETATION; EXHIBITS AND SCHEDULES.................................45
12.9.  COUNTERPARTS...........................................................45
12.10. ENTIRE AGREEMENT.......................................................45
12.11. FEES...................................................................45
12.12. SEVERABILITY...........................................................45
12.13. GOVERNING LAW..........................................................45

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of June 28, 1996 (this "Agreement"), among MAGNETEK NATIONAL ELECTRIC COIL, INC., a Delaware corporation ("Seller"), MAGNETEK, INC., a Delaware corporation ("MagneTek"), GRAND EAGLE COMPANIES NORTH AMERICA, INC., a Delaware corporation ("Buyer") and GRAND EAGLE COMPANIES INC., a Delaware corporation ("Grand Eagle").

     Seller desires to sell to Buyer, and Buyer desires to purchase, all of the capital stock of OT (as defined below).

     Accordingly, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS


     1.1.   CERTAIN DEFINED TERMS

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

     "Affiliated Group" means an affiliated group as defined in Section 1504(a) of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income tax law) of which OT or any Subsidiary is or has been a member.

     "Ancillary Agreement" means the Seller Note and the Non-Competition Agreement.

     "Business" means MagneTek's transformer repair business as conducted through OT at Louisville, Ohio, and Bradenton, Florida.

     "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York or Chicago are authorized or required by law to close.

     "Cash Purchase Price" has the meaning set forth in Section 2.1.

     "Claim" means any claim, cause of action, chose in action, right of recovery, right of set off, or right of recoupment (including any such item relating to the payment of Taxes).

     "Closing" has the meaning set forth in Section 2.2.

     "Closing Balance Sheet" has the meaning set forth in Section 2.3(a).

     "Closing Date" has the meaning set forth in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company Employee" means any person employed by Seller or MagneTek or an Affiliate of Seller or MagneTek other than OT on the Closing Date whose responsibilities relate primarily to the Business, and any person employed by OT on the Closing Date, including, without limitation, any person on lay-off, leave of absence, sick or short-term disability leave, but excluding any person on long-term disability leave.

     "Company Plan" means any Employee Plan maintained or sponsored by Seller, MagneTek or OT or any ERISA Affiliate of any of them or to which MagneTek, Seller, OT or any ERISA Affiliate of any of them has an obligation to contribute immediately prior to the Closing Date which covers any Company Employees, former employees of OT, or the dependents or beneficiaries thereof.

     "Company Property" has the meaning set forth in Section 4.10.

     "Confidentiality Agreement" has the meaning set forth in Section 7.1.

     "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which OT is a party or to which Seller or MagneTek is a party which relates primarily to the Business.

     "Contractual Obligation" means, as to a Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is bound.

     "Employee Plan" means any employment, collective bargaining agreement, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for fringe benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or other welfare benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation.

     "Environmental Laws" means all currently applicable federal, state and local laws, rules, regulations, orders and ordinances relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C.
Section 11001 ET SEQ., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 ET SEQ., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C.
Section 1251 ET SEQ., the Toxic Substances Control Act ("TSCA"), 15 U.S.C.
Section 2601 ET SEQ., and the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ., each as amended, and any regulations or rules adopted or promulgated pursuant thereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any Person ("First Person"), any other Person with whom the First Person constitutes all or part of a controlled group, which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

     "Estimated Adjustment" has the meaning set forth in Section 2.2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

     "Excluded Liabilities" means:

            (i) all liabilities for warranty claims, whether made before or after the Closing Date, for service, repair, replacement or similar work pursuant to OT's written warranties with respect to products sold or services provided by OT on or before the Closing Date ("Warranty Claims") of which Buyer or OT has given MagneTek written notice within the two-year period following the Closing Date and for which OT's shop-level expenses (direct materials plus labor plus variable overhead), together with such expenses of OT for all other Warranty Claims made since the Closing Date, exceed the reserve for warranty claims reflected on the Closing Balance Sheet; and

            (ii) all Claims for product liability or workers' compensation which arose or were incurred on or before the Closing Date or which are based on events occurring on or before the Closing Date notwithstanding that the Claim is asserted after the Closing Date; and

            (iii) all Claims for personal injury, property damage and auto physical damage which Claims arose or were incurred on or before the Closing Date or which are based on events occurring on or before the Closing Date notwithstanding that the Claim is asserted after the Closing Date to the extent such Claims are covered by Seller's, MagneTek's or OT's insurance policies in place on or before the Closing; and

            (iv) all Claims under health, dental, vision and disability plans of Seller, MagneTek or OT (or under any theory of recovery applicable against MagneTek, OT or Seller) for Company Employees or other covered individuals with respect to services rendered prior to the Closing (but not in respect of any sick leave or short-term disability benefits pertaining to any period after the Closing regardless of when the relevant illness or condition arose); and

            (v) any Claims for health, dental or vision coverage arising at any time, including after the Closing Date, for services rendered at any time, including after the Closing Date, with respect to Persons entitled before the Closing to COBRA benefits and coverage from Seller, MagneTek or OT or any liabilities arising from the failure of Seller, MagneTek or OT (prior to the Closing) to comply with COBRA; and

            (vi) any liability under (A) any litigation pertaining to OT as to which a complaint has been filed in state or federal court, or an administrative charge or complaint has been filed with a governmental agency, in each case prior to the Closing (including, without limitation, all litigation set forth on Schedule 4.11), or (B) any threatened litigation with respect to any matter or claim set forth on Schedule 4.11 as to which a complaint is filed in state or federal court, or an administrative charge or complaint is filed with a governmental agency after the Closing; and

            (vii) any liability of OT (but with respect to OT, only liabilities arising under or in connection with Employee Plans in place prior to the Closing), MagneTek or Seller or any of their respective ERISA Affiliates (other than OT) under or arising in connection with any Employee Plan, except as provided in Section 9.1(e); and

            (viii) any and all other debts, liabilities and obligations of MagneTek, Seller or any Affiliate of Seller or MagneTek, including OT (prior to the Closing), with respect to any bank credit facility or letter of credit, and all documents in connection therewith; and

            (ix) any and all liabilities arising from any Stay and Pay Agreement in existence at or prior to Closing; and

            (x) any and all liabilities in connection with any real estate previously owned, leased, used or occupied by MagneTek or Seller or any of their respective Affiliates (including OT) in connection with the Business which is not owned, leased, used or occupied by OT at the Closing; and

            (xi) any liability arising from any business owned or operated by Seller, MagneTek or OT other than the Business.

     "Financial Statements" has the meaning set forth in Section 4.6(a).

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Materials" means: hazardous substances, extremely hazardous substances, Toxic Substances, as defined in TSCA, or hazardous wastes as defined under any Environmental Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

     "Indemnified Buyer Affiliates" means Buyer, OT, Grand Eagle, each Affiliate of each of the foregoing, each ERISA Affiliate of each of the foregoing, and each of their respective officers, directors, stockholders, employees and agents.

     "Indemnified Seller Affiliates" means Seller, MagneTek, each Affiliate of each of them (other than OT), and each of their respective officers, directors, stockholders, employees and agents.

     "Indemnified Person" means any Indemnified Buyer Affiliate and any Indemnified Seller Affiliate.

     "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

     "Intellectual Property" has the meaning set forth in Section 4.11.

     "IRS" means the Internal Revenue Service.

     "Knowledge" with reference to any of the representations and warranties of Seller or MagneTek means the actual knowledge of any "officer", as such term is defined in 17 C.F.R. Section 240.16a-l(f), of Seller or MagneTek, as the case may be, and of any other employee of Seller or MagneTek, as the case may be, who had, on the date of this Agreement, responsibility on a company-wide level for matters that are the subject of such representation and warranty.

     "Leased Property" has the meaning set forth in Section 4.10.

     "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

     "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in Section 10.5.

     "Louisville Facility" means the Seller Facility at 1776 Constitution Avenue, Louisville, Ohio.

     "Louisville Lease Amendment" has the meaning set forth in Section 3.1(r).

     "Material Adverse Effect" means a material adverse effect on either (i) the business, operations, property or condition (financial or other) of OT, taken as a whole, or (ii) the ability of Seller, MagneTek or OT to consummate the transactions contemplated by this Agreement.

     "Material Contracts" has the meaning set forth in Section 4.13.

     "Non-Competition Agreement" has the meaning set forth in Section 3.1(k).

     "Ordinary Course" means the ordinary course of business substantially in the same manner as now conducted and consistent with past custom and practice (including with respect to quantity and frequency).

     "Other Agreement" means the Amended and Restated Asset Purchase
Agreement dated as of February 27, 1996 among MagneTek, Seller, Buyer, and Eastern Electric Apparatus Repair Company, Inc., as amended from time to time.

     "OT" means MagneTek Ohio Transformer, Inc., an Ohio corporation.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Permitted Lien" has the meaning set forth in Section 4.9.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Purchase Price" has the meaning set forth in Section 2.1.

     "Records" means the books and records of OT and otherwise relating to the Business (including copies, to the extent segregatable from other Seller or MagneTek records, of historical accounting and financial records other than Tax records), files, studies, reports, catalogs, documents, correspondence and other printed or written materials, and copies of the employment records pertaining to the Company Employees and former employees of OT.

     "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, but not limited to any law, treaty, rule, regulation or determination with respect to public health and safety or worker health and safety, including, without limitation, the Occupational Safety and Health Act, 42 U.S.C. Section 651 ET SEQ.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

     "Seller Facility" means any property owned, leased, used or occupied by OT or any Affiliate of OT at any time on or before Closing.

     "Seller Note" means the promissory note issued by Grand Eagle in the form attached hereto as Exhibit B.

     "September Balance Sheet" has the meaning set forth in Section 4.6(a).

     "Shares" means the issued and outstanding shares of Common Stock, no par value, of OT.

     "Stay and Pay Agreements" means any agreement, whether written or oral, between

MagneTek, OT or Seller, on the one hand, and any Company Employee, on the other hand, to pay any amount upon the termination of employment of the Company Employee that is triggered by the transactions contemplated by this Agreement.

     "Subsidiary" means, collectively, each corporation, limited liability company, partnership, association and other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors is at the time owned or controlled, directly or indirectly, by OT or one or more Subsidiaries, or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled (as defined in Rule 405 under the Securities Act), directly or indirectly, by OT or one or more Subsidiaries or a combination thereof. For purposes hereof, OT or a Subsidiary shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if OT or one or more Subsidiaries or any combination thereof shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

     "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee (similar to a tax) or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign), on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

     "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Taxes.

     "Third Party Consents" has the meaning set forth in Section 6.8.

     "WARN Act" means the Worker Adjustment and Retraining Act of 1988, as amended from time to time.

     1.2.  OTHER DEFINITIONAL PROVISIONS.

          (a)  Terms defined in this Agreement in Sections other than Section
1.1 shall have the meanings as so defined when used in this Agreement.

          (b) As used herein, accounting terms relating to Seller, MagneTek or OT not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

                                ARTICLE 2

                  CLOSING; PURCHASE PRICE ADJUSTMENT

     2.1.  PURCHASE AND SALE OF THE SHARES.

     On the terms and subject to the conditions of this Agreement, Seller will sell, transfer and deliver to Buyer free and clear of any Liens, and Buyer will purchase from Seller, the Shares, for the aggregate consideration of (i) Five Million Five Hundred Fifty Thousand Dollars ($5,550,000) subject to adjustment as set forth in Section 2.3 (the "Cash Purchase Price"), and
(ii) a Seller Note in the principal amount of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000) (collectively, the "Purchase Price").

     2.2.  CLOSING.

          (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall be held at the offices of Sidley & Austin, One First National Plaza, 55th Floor, Chicago, Illinois, at 10:00 a.m. on June 14, 1996, or if the conditions to Closing set forth in Article 3 shall not have been satisfied or waived by such date, subject to Section 12.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date" and the Closing shall be deemed to have occurred at the close of business, Central time, on the Closing Date. Events occurring after the Closing shall be deemed to have occurred after the Closing Date.

          (b) At the Closing, Buyer shall deliver to Seller (a) by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to the sum of (i) the Cash Purchase Price plus or minus an estimate, to the extent mutually agreed to by Seller and Buyer prior to the Closing Date (the "Estimated Adjustment"), of any adjustments to the Purchase Price under Section 2.3 and (ii) the payment in the amount of One Hundred Thousand Dollars ($100,000.00) required under the Non-Competition Agreement and (b) a duly executed Seller Note in the original principal amount of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000).

          (c) At the Closing, Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form of transfer, with appropriate transfer stamps, if any, affixed.

     2.3.  PURCHASE PRICE ADJUSTMENT.

          (a) Within 60 days after the Closing Date, Buyer at its own expense shall prepare and deliver to MagneTek a pro forma balance sheet of OT as of the close of business on the Closing Date (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall have access to Seller's and MagneTek's Records relating to OT or otherwise relevant to the preparation of the Closing Balance Sheet, and Seller and MagneTek shall make the appropriate personnel reasonably available to Buyer. During the 30 days immediately following MagneTek's receipt of the Closing Balance Sheet, Seller and MagneTek shall be entitled to review the Closing Balance Sheet and Buyer's and OT's working papers relating to the Closing Balance Sheet, and Buyer shall, and shall cause OT to, provide MagneTek access at all reasonable times to its personnel, properties and Records to the extent necessary for MagneTek's review of the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless MagneTek gives written notice to Buyer of its disagreement with the method of presentation thereof or with the determination of any amount thereon (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet, then such Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period and during any subsequent period of arbitration by the Accounting Firm, MagneTek shall have access to Buyer's and OT's working papers relating to the Closing Balance Sheet and to OT's Records, and Buyer shall have access to Seller's and MagneTek's working papers relating to the Notice of Disagreement and to Seller's and MagneTek's Records related to OT or otherwise relevant to the preparation of the Closing Balance Sheet. At the end of such 30-day period (or such longer period on which MagneTek and Buyer may from time to time agree in writing), Seller and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, adjusted in accordance with the parties' mutual written agreement, and with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be KPMG Peat Marwick, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.3 shall be borne 50% by Buyer and 50% by MagneTek.

          (b)  The Purchase Price will be adjusted as follows:

               (i)  If:

                    (A) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the final and binding Closing Balance Sheet, minus the Estimated Adjustment (if the Estimated Adjustment increased the Cash Purchase Price paid at Closing) or plus the

               Estimated Adjustment (if the Estimated Adjustment reduced the Cash Purchase Price paid at Closing),

exceeds:

                    (B) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the September Balance Sheet,

          Buyer will pay to Seller an amount equal to such excess (plus interest thereon from the Closing Date at a rate equal to the prime rate announced from time to time by NationsBank, N.A. (Carolinas)) by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Balance Sheet becomes final and binding on the parties.

               (ii)  If:

                    (A) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the final and binding Closing Balance Sheet, minus the Estimated Adjustment (if the Estimated Adjustment increased the Cash Purchase Price paid at Closing) or plus the Estimated Adjustment (if the Estimated Adjustment reduced the Cash Purchase Price paid at Closing), is less than:

                    (B) the excess of total tangible assets over the sum of payables and other short term liabilities shown on the September Balance Sheet,

          MagneTek will pay to Buyer an amount equal to such deficiency
          (plus interest thereon from the Closing Date at a rate equal to the prime rate announced from time to time by NationsBank, N.A. (Carolinas)) by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Closing Balance Sheet becomes final and binding on the parties.

          (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the Financial Statements (as defined in Section 4.6).

          (d) Notwithstanding the foregoing provisions of this Section 2.3, no adjustment to the Purchase Price pursuant to this Section 2.3 shall be made unless such adjustment would exceed $100,000, and if the adjustment would exceed $100,000, then the full amount of the adjustment shall be made.

          (e) Buyer will not, and will not permit OT to, take any actions with respect to its accounting books, Records, policies and procedures of the Business which would impede the preparation of the Closing Balance Sheet on the basis provided in this Agreement.

                                 ARTICLE 3

                           CONDITIONS TO CLOSING

     3.1.  BUYER'S OBLIGATION.

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

     (a) STOCK CERTIFICATES. Buyer shall have received certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form of transfer, with appropriate transfer stamps, if any, affixed.

     (b) LIEN SEARCHES. Buyer shall have received copies of the searches required by Section 6.7 of this Agreement, in form and substance satisfactory to Buyer.

     (c) OFFICER'S CERTIFICATES. The representations and warranties of Seller and MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and Seller, MagneTek and OT shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller, MagneTek and OT by the time of the Closing; and Seller and MagneTek shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of each of them confirming the foregoing.

     (d) OPINIONS. Buyer shall have received an opinion dated the Closing Date of Gibson, Dunn & Crutcher, counsel to Seller and MagneTek, and of Samuel A. Miley, Esq., General Counsel of Seller and MagneTek, in each case as to matters customary in transactions of this kind and which opinions shall be reasonably satisfactory to Buyer.

     (e) NO INJUNCTION. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain or prohibit the purchase and sale of the Shares or that would impose damages as a result of the purchase and sale of the Shares, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

     (f) HART-SCOTT-RODINO. The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

     (g) CERTIFICATE OF INCORPORATION. Seller shall have delivered to Buyer a copy of the certificate of incorporation of OT, certified by the Secretary of State of Ohio as of a date not more than five days prior to the Closing Date.

     (h)  SECRETARY'S CERTIFICATES.

          (i) Seller shall have delivered to Buyer copies of each of the following, in each case certified to be in full force and effect on the date of the Closing by the Secretary of Seller:

               (A)  Seller's By-laws;

               (B)  Seller's Certificate of Incorporation; and

               (C) all necessary corporate actions of Seller, including, but not limited to, resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and any related agreements and the transactions contemplated under this Agreement.

          (ii) OT shall have delivered to Buyer copies, certified to be in full force and effect on the date of Closing, of its By-Laws and Code of Regulations.

     (i) GOOD STANDING CERTIFICATES. Seller shall have delivered to Buyer a certificate of good standing with respect to OT from the Secretary of State of Ohio or similar official of each jurisdiction listed on Schedule 4.3, in each case as of a date not more than five days prior to the Closing.

     (j) NON-COMPETITION AGREEMENT. Seller and MagneTek shall have executed and delivered to Buyer the non-competition agreement in the form attached hereto as Exhibit B (the "Non-Competition Agreement").

     (k) CONSENTS. All Third Party Consents shall have been obtained, and Buyer shall have received copies of them.

     (l) SECTION 1445 AFFIDAVIT. Seller shall have executed and deliver to Buyer at the Closing an affidavit in form and substance satisfactory to Buyer certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

     (m) OTHER CLOSING. All conditions to the closing of the transactions contemplated by the Other Agreement shall have been satisfied or waived.

     (n) SUBORDINATION. Grand Eagle's obligations under the Seller Note shall be subordinated to the extent set forth in the Seller Note.

     (o) RESIGNATIONS. Buyer shall have received duly signed resignations, effective immediately after the Closing Date, of all directors and officers of OT and duly signed mutual releases between OT and such officers and directors in the form mutually acceptable to Seller and Buyer.

     (p) CORPORATE RECORDS. Buyer shall have received all of OT's existing seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of OT and all Records of OT.

     (q) FINANCIAL RECORDS. Buyer shall have received copies of financial books and records, and other books and records maintained by MagneTek or other Affiliates of MagneTek other than OT that pertain to the Business and Company Employees and former employees of OT.

      (r) LOUISVILLE FACILITY. OT, Buyer, and the landlord of the Louisville Facility, shall have executed and delivered the Lease Amendment and Guaranty in substantially the form attached hereto as Exhibit D (the "Louisville Lease Amendment").

     (s) RELEASE OF NATIONSBANK, N.A. LIEN. The Lien of NationsBank of Texas, N.A. on the Shares and assets of OT shall have been released.

     3.2.  SELLER'S OBLIGATION.

     The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (a) OFFICER'S CERTIFICATE. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

          (b) OPINION. Seller shall have received an opinion dated the Closing Date of Fitzpatrick Eilenberg & Zivian, counsel to Buyer, as to matters customary in transactions of this kind and which opinion shall be reasonably satisfactory to Seller.

          (c) NO INJUNCTION. No injunction or order shall have been granted by any Governmental Authority of competent jurisdiction that would restrain or prohibit the purchase and sale of the Shares or that would impose damages as a result of the purchase and sale of the Shares, and no action or proceeding shall be pending before any Governmental Authority of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Seller there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          (d) HART-SCOTT-RODINO. The waiting period under the HSR Act, if applicable to the purchase and sale of the Shares, shall have expired or been terminated.

          (e) CERTIFICATE OF INCORPORATION. Buyer shall have delivered to Seller a copy of the certificates of incorporation of each of Grand Eagle and Buyer, certified by the Secretary of State of Delaware as of a date not more than five days prior to the Closing Date.

          (f) SECRETARY'S CERTIFICATES. Buyer shall have delivered to Seller copies of each of the following, in each case certified to be in full force and effect on the date of the Closing by the Secretary of Buyer:

               (i)   Buyer's By-Laws; and

               (ii) all necessary corporate actions of Buyer, including, but not limited to, resolutions of the Boards of Directors of Buyer authorizing the execution and delivery of this Agreement and any related agreements and the transactions contemplated under this Agreement.

          (g) GOOD STANDING CERTIFICATES. At the Closing, Buyer shall have delivered to Seller certificates of good standing with respect to Buyer and Grand Eagle from the Secretary of State of Delaware as of a date not more than five days prior to the Closing.

          (h)  CONSENTS.  All Third Party Consents shall have been obtained.

          (i) PERFORMANCE BONDS. Seller shall have been replaced or released from any obligation or liability in respect of any performance bond, letter of credit or similar instrument pertaining to OT.

          (j) INSURANCE CERTIFICATES. Seller shall have received insurance certificates reflecting Buyer's compliance with Section 7.3.

          (k) NAME CHANGE. Buyer shall have taken all necessary steps to change the name of OT to a name not including the word "MagneTek" to be effective immediately after the Closing.

          (l) LOUISVILLE LEASE AMENDMENT. The Louisville Lease Amendment shall have been executed by the parties thereto.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLER AND MAGNETEK

     Each of Seller and MagneTek hereby jointly and severally represents and warrants to Buyer and Grand Eagle as follows:

     4.1.  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

          (a) Each of Seller and MagneTek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and MagneTek has all requisite corporate power and authority to enter into this Agreement and those Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Seller and MagneTek to authorize the execution, delivery and performance of this Agreement and those Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly taken. This Agreement has been duly executed and delivered by each of Seller and MagneTek and constitutes, and when executed and delivered by Seller and MagneTek, as applicable, at the Closing each of the Ancillary Agreements (if any) to which Seller or MagneTek is a party will constitute, a valid and binding obligation of Seller and MagneTek, as the case may be, enforceable against Seller and MagneTek, as the case may be, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery of this Agreement does not, and the execution and delivery of those Ancillary Agreements to which Seller or MagneTek is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of OT under, any provision of (i) the Certificate of Incorporation or By-Laws or Code of Regulations or similar organizational documents of MagneTek, Seller or OT, (ii) subject to the matters disclosed in
Schedule 6.8, any Contractual Obligation to which MagneTek, OT or Seller is a party or by which any of their respective properties or assets are bound or
(iii) any judgment, order or decree or, subject to the matters described in clauses (A) - (D) below, Requirement of Law applicable to MagneTek, OT or Seller or the property or assets of any of them, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to MagneTek, OT or Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (C) compliance with and filings and notifications under applicable Environmental Laws, (D) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby, and
(E) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

     4.2.  THE SHARES.

     Seller has good and marketable title to the Shares, free and clear of any Liens, other than the Lien in favor of NationsBank of Texas, N.A., which Lien will be released as of the Closing. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon receipt by Seller of the Purchase Price, good and marketable title to the Shares will pass to Buyer, free and clear of any Liens other than those arising from acts of Buyer or its Affiliates.

     4.3.  ORGANIZATION OF OT.

     OT is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. OT is duly qualified and in good standing to do business in each jurisdiction in which the nature of its respective business or the ownership, leasing or holding of its respective properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. All such jurisdictions are listed on Schedule 4.3 hereto. OT has made available to Buyer (i) its Certificate of Incorporation and Code of Regulations, as amended to date and (ii) its stock certificate and transfer books. Immediately following the consummation of the transactions contemplated by this Agreement, OT will own all of the assets that it owned and that were used prior to the Closing in the conduct of the Business.

     4.4.  CAPITAL STOCK OF OT.

     The authorized, issued and outstanding capital stock of OT is as set forth on Schedule 4.4. The Shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller is the record and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of OT outstanding. The Shares have not been issued in violation of, and none of the Shares is subject to, preemptive or subscription rights. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which OT or Seller is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of OT, and no equity securities of OT are reserved for issuance for any purpose. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contractual Obligation restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

     4.5.  EQUITY INTERESTS; SUBSIDIARIES.

     OT does not own directly or indirectly any capital stock of or other equity interests in any Person.

     4.6.  FINANCIAL STATEMENTS.

          (a) Attached to this Agreement as Exhibit A is the unaudited adjusted MagneTek, Inc. Ohio Transformer Balance Sheet as of September 30, 1995 (as so adjusted, the "September Balance Sheet"). Schedule 4.6 contains the unaudited Transformer Repair Income Statement of OT for the three months ended September 30, 1994, and 1995 (together with the September Balance Sheet, the "Financial Statements").

          (b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects, on a pro forma basis, the combined financial condition and results of operations of OT as of the respective dates thereof and for the respective periods covered thereby, except for the absence of footnotes and except that:

               (i)  cash and goodwill are excluded; and

               (ii) intercompany advances and receivables (other than those resulting from the sale of products or services) are excluded from the assets; and

               (iii) intercompany-liabilities (other than those resulting from the sale of products or services) are excluded from liabilities; and

               (iv) accruals for retiree health and welfare benefits are excluded from the liabilities; and

               (v) long-term liabilities, current maturities of long term liabilities and accrued Taxes are excluded from the liabilities.

     4.7.  ABSENCE OF CHANGES OR EVENTS.

     Except as set forth on Schedule 4.7, since September 30, 1995, there has not been a material adverse change in the business, financial condition or results of operations of OT other than changes relating to the economy in general. Except as disclosed on Schedule 4.7 or as contemplated by this Agreement, since September 30, 1995, OT has conducted the Business in the Ordinary Course, and none of MagneTek, Seller or OT has taken any action that, if taken after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.2.

     4.8.  TAXES.

     Except as set forth on Schedule 4.8:

          (a) PAYMENT OF TAXES. OT has filed all material Tax Returns that it is required to have filed on or prior to the date hereof and such Tax Returns are materially true and correct. All Tax Returns required to be filed on or prior to the Closing Date by OT shall be filed on or prior to Closing and such Tax Returns shall be materially true and correct. All material amounts of Taxes imposed on OT or for which OT is or could be liable have been (or, as of the Closing, will be) paid or have been accrued for or fully reserved against on the consolidated books of MagneTek.

          (b) AUDIT HISTORY. To the Knowledge of each of MagneTek and Seller, no material issues have been raised and are currently pending by any Governmental Authority in connection with any of the Tax Returns of, or related to, OT. No currently valid waivers of statutes of limitations with respect to the Tax Returns of OT have been given by OT, MagneTek or Seller. No Tax Returns of, or related to, OT are or have been the subject of an examination for any year for which the applicable statute of limitations with respect to Taxes remains open. All deficiencies asserted or assessments made as a result of any such examination have been fully paid. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of OT.

          (c) TAX-SHARING OR ALLOCATION AGREEMENTS; TAX ELECTIONS. Any tax-indemnity, tax-sharing, tax allocation or similar agreements of OT and any liability or obligation of OT under such agreements will terminate as of the Closing Date and be of no further force or effect. All tax-indemnity, tax-sharing, tax-allocation or similar agreements to which OT is a party and which are now in effect are listed on Schedule 4.8. All material elections and methods of accounting with respect to Taxes affecting OT as of the date hereof are set forth in Schedule 4.8.

          (d) SECTION 341(f) CONSENT. OT has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of any state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of any state, local or foreign income Tax law) apply to any disposition of any asset owned by OT.

          (e) SAFE HARBOR LEASE PROPERTY. None of the assets of OT is property that OT is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (f) TAX-EXEMPT PROVISIONS. None of the assets of OT (i) directly or indirectly secures any debt the interest on which is tax-exempt under
Section 103(a) of the Code or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (g) DEEMED DIVIDEND AND CONSENT DIVIDEND ELECTIONS. OT has not made nor will make as of the Closing a consent dividend election under
Section 565 of the Code.

          (h) ADJUSTMENTS UNDER SECTION 481. OT has not agreed to make nor is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (i) MISCELLANEOUS. OT (i) has not participated in nor will participate as of the Closing in an international boycott within the meaning of Section 999 of the Code, (ii) is not a party to any Contractual Obligation that has resulted or will result as of the Closing, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, (iii) has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or (iv) is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (j) CONSOLIDATION. OT has not been a member of an Affiliated Group that has filed an election to discontinue filing consolidated returns pursuant to Rev. Proc. 91-11. Except for the Affiliated Groups of which MagneTek is a parent, OT has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

          (k) COPIES OF TAX RETURNS. OT has true, correct and complete copies of all income Tax Returns filed by OT or any other Person on behalf of OT for the years listed on Schedule 4.8.

          (l) DEFERRED INCOME. Except as set forth on Schedule 4.8, as a result of the transactions contemplated under this Agreement, OT will not recognize any deferred income under federal consolidated return regulations including, but not limited to, the deferred intercompany transaction provisions of such federal consolidated return regulations (or similar provisions if any, of state, local or foreign Tax laws).

     4.9.  ASSETS OTHER THAN REAL PROPERTY INTERESTS.

     OT has good and marketable title to all assets reflected on the September Balance Sheet, except those sold or otherwise disposed of since the date of the September Balance Sheet in the Ordinary Course, free and clear of all Liens except (a) such as are disclosed on Schedule 4.9, which Liens were incurred prior to February 27, 1996, (b) such as were incurred in the Ordinary Course between February 27, 1996 and the Closing, (c) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (e) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (f) other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate (the Liens hereinabove described are hereinafter referred to collectively as "Permitted Liens").

     This Section 4.9 does not relate to real property or interests in real property, such items being the subject of Section 4.10. This Section 4.9 does not relate to intellectual property, which is the subject of
Section 4.11.

     4.10.  PROPERTY.

     OT does not own any real property, or interest in real property, in fee.
Schedule 4.10 sets forth a complete list of all real property and interests in real property leased by OT (individually, a "Leased Property" or a "Company Property") and identifies any leases relating thereto. True and complete copies of all such leases have been made available to Buyer.

     4.11.  INTELLECTUAL PROPERTY.

     Schedule 4.11 sets forth a list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications for any of the foregoing, other than those relating to generally commercially available computer software (collectively, "Intellectual Property"), owned, used, filed by or licensed to OT. With respect to trademarks, Schedule 4.11 contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 4.11, OT owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 4.11, and the consummation of the transactions contemplated hereby will not alter or impair any such Intellectual Property. Except as disclosed on Schedule 4.11, OT has not licensed to any third party, on an exclusive basis or otherwise, the right to use or exploit any Intellectual Property in any jurisdiction or otherwise transferred or assigned any Intellectual Property to any third party in any jurisdiction. Except as set forth on Schedule 4.11, none of Seller, MagneTek or OT has received written notice of any claims which are pending or, to the Knowledge of any of MagneTek, Seller or OT, threatened against OT by any person with respect to the ownership, validity, enforceability or use of any Intellectual Property listed on
Schedule 4.11 or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property and, to the Knowledge of each of MagneTek, Seller and OT, no basis in fact exists to support any such claim.

     4.12.  FURNITURE, FIXTURES, MACHINERY AND EQUIPMENT.

     All material furniture, fixtures, machinery and equipment used by OT is in the possession or under the control of OT and is, with the exception of automobiles, trucks and other highway vehicles in transit and items that are offsite for repairs, located at one of the places of business of OT. All items of such furniture, fixtures, machinery and equipment are in good operating condition, subject to normal wear and tear, and adequate for the present uses thereof.

     4.13. CONTRACTS.

     Schedule 4.13 sets forth a list of each of the following Contracts to which OT is a party (the "Material Contracts"):

          (a) any written employment contract that is not terminable by notice of not more than 30 days for a cost of less than $25,000;

          (b)  any Stay and Pay Agreements;

          (c) any employee collective bargaining agreement or other Contract with any labor union;

          (d) any Contractual Obligation that restricts the ability of OT to compete in any line of business in any place in the world;

          (e) any Contractual Obligation between (i) OT, on the one hand, and MagneTek, Seller or any Affiliate of MagneTek or Seller, on the other hand, or (ii) MagneTek, Seller or OT and any officer or director of OT (other than agreements covered by paragraph (a) above) involving consideration to either party with a value of at least $25,000;

          (f) any lease or similar agreement under which OT is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by OT or any portion of premises otherwise occupied by OT;

          (g) any Contractual Obligation under which OT has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the Ordinary Course);

          (h) any mortgage, pledge, conditional sales contract (for a value in excess of $25,000), security agreement (with respect to property in excess of $25,000), factoring agreement or other similar agreement with respect to any property or assets of OT;

          (i) any Contract (other than agreements covered by paragraph (a) above) that provides for the payment of any severance compensation to any Company Employee, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of OT;

           (j) any license, royalty, franchise, service (other than with respect to services provided by OT in the Ordinary Course), sales agency or representative or distribution Contractual Obligation (which Contractual Obligation is not cancelable without penalty on not more than 30 days' notice or has an aggregate annual payment obligation of more than $25,000);

          (k) any Contract for the sale of any asset other than in the Ordinary Course or for the grant of any right of first refusal or similar preferential right to purchase any asset of OT;

          (l) any executory Contract or commitment for capital expenditures over $25,000;

          (m) any Contract between OT, Seller or MagneTek and any person which has previously purchased any business or assets from OT; or

          (n) any other Contract which has an aggregate future payment obligation in excess of $25,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (other than purchase contracts and orders for inventory in the Ordinary Course).

     Except as disclosed on Schedule 4.13, each Contract listed thereon is valid, binding and in full force and effect and is enforceable by OT in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed in Schedule 4.13, and with respect to the contracts listed or described under "Intellectual Property Agreements" in Schedule 4.11, except as disclosed on Schedule 4.11, OT has performed all material obligations required to be performed by it to date under the Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of any of MagneTek, Seller or OT, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

     4.14.  LITIGATION; DECREES.

     Schedule 4.14 sets forth a list, as of the date of this Agreement, of all pending or, to the Knowledge of MagneTek or Seller, threatened actions, suits, claims or legal, administrative or arbitration proceedings or investigations with respect to which MagneTek, Seller or OT has been contacted in writing by the claimant or by counsel for the claimant against OT or any of its properties, assets, operations or businesses or against any Company Plan which (a) involves a claim by or against OT or any Company Plan of more than $50,000, (b) seeks any injunctive relief, or (c) relates to the transactions contemplated by this Agreement. To the Knowledge of MagneTek's General Counsel, Schedule 4.14 also lists all pending actions, suits, claims or legal or administrative or arbitration proceedings to which OT is a party involving claims by OT against a third party. To the Knowledge of any of MagneTek, Seller or OT, except as disclosed on Schedule 4.14, OT is not in default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to it or any of its properties, assets, operations or businesses. This Section 4.14 does not relate to environmental matters, which are the subject of Section 4.17.

     4.15.  EMPLOYEE BENEFIT PLANS.

     Except as set forth on Schedule 4.15:

          (a) Schedule 4.15(a) contains a listing of each material Company Plan. A complete copy of each written Company Plan and any summary plan description and/or summary of material modifications to such plan have been made available to Buyer.

          (b) A description of the material terms of any unwritten material Company Plan has been made available to Buyer and such plan is listed on
Schedule 4.15(a).

          (c) Each Company Plan (i) has been and currently is in material compliance in form (other than any amendments due to changes in the Code for which the period for adopting such amendments has not expired) and in operation in all respects with all applicable requirements of ERISA, the Code or any other applicable Federal or state laws; (ii) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (iii) has been and is operated, administered, maintained and funded in material compliance with the applicable requirements of the Code and ERISA in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iv) where applicable, has received a favorable determination letter from the IRS.

          (d) Neither OT nor any of its ERISA Affiliates has any liability (including any potential liability) with respect to any "multiemployer plan" as defined in Section 4001 or Section 3(37) of ERISA, "multiple employer plan" within the meaning of Code Section 413(c) or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (e) To the Knowledge of any of MagneTek, Seller or OT, no condition exists with respect to any Company Plan that presents a material risk to Buyer or OT.

     4.16.  COMPLIANCE WITH APPLICABLE LAWS.

Except as set forth in Schedule 4.16 attached hereto, OT is in compliance with all applicable Requirements of Law, except for such incidents of noncompliance which, individually and in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 4.16 hereto, since July 1, 1994, to the Knowledge of any of MagneTek, Seller or OT, none of MagneTek, Seller or OT has received any written communication from a Governmental Authority that alleges that OT is not in compliance with any Requirement of Law, except where noncompliance would not have a Material Adverse Effect. This Section 4.16 does not relate to Environmental Laws, which are the subject of Section 4.17, or matters with respect to Taxes, which are the subject of Section 4.8.

     4.17.  ENVIRONMENTAL MATTERS.

     Except as set forth in Schedule 4.17 attached hereto:

          (a) OT is in compliance with all Environmental Laws, except any non-compliance which would not have a Material Adverse Effect on OT. Without limiting the generality of the preceding sentence, OT has obtained and is in material compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under all Environmental Laws.

          (b) OT has not received any written or, to the Knowledge of any of MagneTek, Seller or OT, oral notice of, any private, administrative or judicial action, or written or, to the Knowledge of any of MagneTek, Seller or OT, oral notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Materials in, at, under or upon any Company Property; and there are no pending or, to the Knowledge of any of MagneTek, Seller or OT, threatened actions or proceedings (or, to the Knowledge of any of MagneTek, Seller or OT, notices of threatened actions or proceedings) against OT from any Governmental Authority regarding any matter relating to any Environmental Laws.

     4.18.  EMPLOYEE AND LABOR RELATIONS.

     Except as set forth on Schedule 4.18:

          (a) there is no labor strike, dispute, or work stoppage or lockout pending, or to the Knowledge of any of MagneTek, Seller or OT, threatened, against OT;

          (b) to the Knowledge of any of MagneTek, Seller or OT, no union organization campaign is in progress with respect to the Company Employees, and no question concerning representation exists respecting such Company Employees;

          (c) there is no unfair labor practice charge or complaint against OT pending, or to the Knowledge of any of MagneTek, Seller or OT, threatened, before the National Labor Relations Board;

          (d) there is no pending, or to the Knowledge of any of MagneTek, Seller or OT, threatened, grievance that, if adversely decided would have a Material Adverse Effect; and

          (e) no charges with respect to or relating to OT are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination, other than those which, if so determined would not have a Material Adverse Effect.

     4.19.  CORPORATE NAMES.

     OT has not used in the past six years and is not currently using any corporate or fictitious name other than the names listed in Schedule 4.19.

     4.20.  LICENSES AND PERMITS.

     Attached hereto as Schedule 4.20 is a complete and accurate list and description of all material licenses, permits and other authorizations of governmental authorities, domestic and foreign, and other third Persons used or required, and held by OT in the conduct of its business. To the Knowledge of any of MagneTek, OT or Seller, none of MagneTek, Seller or OT has received any notice that revocation is being considered with respect to any of such licenses permits or authorizations. This Section does not relate to permits required under any Environmental Laws, which are addressed in Section 4.17.

     4.21.  DIRECTORS, OFFICERS AND EMPLOYEES OF THE COMPANY.

     Schedule 4.21 contains a true, correct, and complete list of all directors and officers of OT showing each office held by each such Person. Concurrently with the delivery of the Schedules, Seller has delivered to Buyer a substantially complete list of all current employees of OT, and the salary or hourly compensation each such employee receives.

     4.22.  CUSTOMERS.

     Schedule 4.22 sets forth a complete list of OT's ten largest customers (measured by revenue to OT) for the 1995 fiscal year, and for the first two fiscal quarters of the 1996 fiscal year.

                                 ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF BUYER AND GRAND EAGLE

     Each of Buyer and Grand Eagle hereby represents and warrants to each of Seller and MagneTek as follows:

     5.1.  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

          (a) Each of Buyer and Grand Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Grand Eagle has all requisite corporate power and authority to enter into this Agreement and those Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Buyer and Grand Eagle to authorize the execution, delivery and performance of this Agreement and those Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly taken. This Agreement has been duly executed and delivered by each of Buyer and Grand Eagle and constitutes, and when executed and delivered by Buyer and Grand Eagle at the Closing, each of the Ancillary Agreements to which Buyer or Grand Eagle is a party will constitute, a valid and binding obligation of Buyer or Grand Eagle, as the case may be, enforceable against it in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery of this Agreement does not, and the execution and delivery of those Ancillary Agreements to which Buyer or Grand Eagle is a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or Grand Eagle, as applicable, under, any provision of (i) the Certificate of Incorporation or By-laws of Buyer and Grand Eagle, (ii) any Contractual Obligation to which Buyer or Grand Eagle is a party or by which any of its respective properties or assets are bound, or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, Requirement of Law applicable to Buyer or Grand Eagle or its respective property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer and Grand Eagle to consummate the transactions contemplated hereby. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to Buyer or Grand Eagle in connection with the execution and delivery of this Agreement or the consummation by Buyer or Grand Eagle of the transactions contemplated hereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings and notifications under applicable Environmental Laws and (C) those that may be required solely by reason of MagneTek's, Seller's or OT's (as opposed to any other third party's) participation in the transactions contemplated hereby.

     5.2.  INVESTMENT INTENT.

     The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired in violation of any of the registration requirements of the Securities Act or of any other Requirement of Law.

     5.3.  ACTIONS AND PROCEEDINGS, ETC.

     There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority against Buyer or Grand Eagle which have a material adverse effect on the ability of Buyer or Grand Eagle to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer and Grand Eagle, threatened against Buyer or Grand Eagle, which have or could have a material adverse effect on the ability of Buyer or Grand Eagle to consummate the transactions contemplated hereby.

     5.4.  AVAILABILITY OF FUNDS.

     Buyer has, or shall have as of the Closing, the ability to consummate the transactions contemplated hereby and by the Other Agreement.

     5.5.  BUYER'S ACKNOWLEDGMENT.

     Each of Buyer and Grand Eagle acknowledges and agrees that, (a) other than the representations and warranties of Seller and MagneTek specifically contained in this Agreement, there are no representations or warranties of Seller or MagneTek either expressed or implied with respect to Seller, MagneTek or OT, or the transactions contemplated hereby and (b) it shall have a right to indemnification solely as provided in Article 10 hereof and, except as provided in this Agreement, it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by or on behalf of Seller, MagneTek or OT, or any of their respective officers, directors, employees, agents or advisors to Buyer or Grand Eagle, including, without limitation, the Confidential Offering Memorandum, March 1994, prepared by Lehman Brothers or any information, documents or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.

     5.6.  EXON-FLORIO.

     Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

                               ARTICLE 6

                  COVENANTS OF SELLER AND MAGNETEK

     Each of Seller and MagneTek covenants and agrees as follows:

     6.1.  ACCESS.

     Subject to the provisions of Section 7.1 hereof, prior to the Closing, Seller and MagneTek will give, and shall cause OT to give, Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, customers, suppliers, properties and Records of OT; provided, however, that such access does not unreasonably disrupt the normal operations of OT.

     6.2.  ORDINARY CONDUCT.

     Except as contemplated by this Agreement or as set forth in Schedule
6.2, from the date hereof to the Closing, Seller and MagneTek will cause OT to conduct the Business in the Ordinary Course and will make, and shall cause OT to make, all reasonable efforts consistent with past practices to preserve relationships with customers, suppliers and others with whom OT deals.
Except as contemplated by this Agreement, Seller and MagneTek will not (with respect to the Business), and Seller and MagneTek will not permit OT to, do any of the following without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

          (a) amend OT's Certificate of Incorporation or Code of Regulations or other organizational documents;

          (b) redeem or otherwise acquire any shares of OT's capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any share of capital stock;

          (c)  sell or otherwise dispose of any treasury shares;

          (d) terminate, adopt or amend in any material respect any Company Plan or collective bargaining agreement, except as required by law or insofar as a collective bargaining agreement is then subject to negotiation in advance of its expiration in the Ordinary Course;

          (e) enter into or amend any Contract or Contractual Obligation with a value or commitment exceeding $50,000;

          (f) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the Ordinary Course; provided that in no event shall OT incur, assume or guarantee any long-term indebtedness for borrowed money;

          (g) encumber any of OT's assets or grant any security interests or increase or expand the collateral in connection with any of OT's existing secured liabilities or obligations other than in the Ordinary Course;

          (h) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any Person;

          (j) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of OT's assets, except in the Ordinary Course and except for sales, leases or dispositions of assets that, individually, have a value of less than $25,000 and, in the aggregate, have a value of less than $100,000;

         (k) enter into any lease of real property, except any renewals of existing leases;

         (l) grant any increase in the compensation by OT of officers or employees of OT, whether now or hereafter payable, including any such increase pursuant to any bonus, pension, profit sharing, incentive compensation, expense reimbursement, deferred compensation, retirement or similar plan or agreement or employ any additional executive or management personnel or enter into or amend any severance agreement or grant any general increase in wage or salary rates or in employee benefits (except in the Ordinary Course or as required by existing agreements, plans or arrangements) or enter into any employment contract which Buyer or OT does not have the right to terminate without liability or adopt (or amend in any manner which would increase the benefits under) any bonus, profit sharing, compensation, employment or other employee benefit plan, agreement, contract, commitment or arrangement for the benefit or welfare of any employee or employees of OT;

          (m) organize any Subsidiary or acquire any equity or other interest in any Person; or

          (n) agree, whether in writing or otherwise, to do any of the foregoing.

     6.3. INSURANCE.

     Seller and MagneTek shall keep, or cause to be kept, all insurance policies presently maintained relating to OT and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date. Buyer will not have any rights under any such insurance policies from and after the Closing Date.

     6.4.  ACCOUNTS RECEIVABLE.

     Each of MagneTek and Seller agrees to forward to OT, within three Business Days after receipt thereof, any and all proceeds from accounts receivable of OT that are received by Seller, MagneTek or any other Affiliate of MagneTek after the Closing Date. If, after the Closing Date, Seller or MagneTek or any other Affiliate of MagneTek receives any payment from any person who at the time of such payment has outstanding accounts payable to MagneTek, on the one hand (for the purposes of this Section, "MagneTek Accounts Receivable"), and to OT, on the other hand (for the purposes of this Section, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of MagneTek, Seller or OT, as applicable.

     6.5.  CONFIDENTIALITY AGREEMENTS.

     After the date of this Agreement, each of Seller and MagneTek shall take all actions and do all things, and shall cause OT to take all actions and do all things, reasonably necessary (but not including the commencement of litigation) to preserve and enforce MagneTek's, Seller's and OT's rights under the terms of any confidentiality agreements entered into between any of Seller, MagneTek or OT and third parties who were provided information relating to OT in connection with MagneTek's efforts to sell the business, assets or stock of OT; provided, however, that upon Buyer's request and at its expense in the event of a dispute, Seller or MagneTek will either (a) assign to Buyer or its designee its rights under any such specific agreement or (b) serve as the named party in any legal action for Buyer or such designee's benefit under such an agreement.

     6.6.  NO SOLICITATION.

     Neither of MagneTek nor Seller shall, nor shall either of MagneTek or Seller permit any of its Affiliates (including, but not limited to, OT), directors, officers, employees, agents or representatives to, solicit, initiate, encourage, entertain or consider any inquiries or proposals concerning any merger, consolidation or acquisition or purchase of all or any substantial portion of the assets or capital stock of OT, whether separately or as part of a larger transaction, or any other transaction which could reasonably be expected to preclude the consummation of any or all of the transactions contemplated by this Agreement.

     6.7.  LIEN SEARCHES.

     Prior to the Closing, Seller has obtained at its expense and delivered to Buyer Uniform Commercial Code, tax lien and judgment searches (or, in the case of foreign jurisdictions, comparable searches) for OT at the state and county level (or, in the case of foreign jurisdictions, the appropriate filing offices) for each location at which OT presently conducts business or has conducted business during the past five years. Such searches were conducted under the present name of OT and such other names as it used during the past five years.

     6.8.  THIRD PARTY CONSENTS.

     Prior to the Closing, Seller shall use, and shall cause OT to use, commercially reasonable efforts to procure all consents, approvals or authorizations from third Persons necessary to consummate the transactions contemplated by this Agreement and all consents, approvals or authorizations from third Persons required under Contracts for any reason as a result of the transactions contemplated herein the failure to obtain of which may reasonably expected to have a Material Adverse Effect (all of which are referred to herein as "Third Party Consents"). Each of Seller and MagneTek hereby represents and warrants to Buyer that Schedule 6.8 is a true, correct and complete list of all Third Party Consents. Each of Buyer and Seller and MagneTek shall, and Seller shall cause OT to, cooperate with the other parties in any reasonable manner in connection with obtaining any consents; provided, however, that such cooperation shall not include any requirement of any party to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

     6.9.  MAGNETEK AND SELLER ASSETS.

     At or prior to the Closing, MagneTek and Seller shall, and shall cause their respective Affiliates to, convey to OT all of their respective right, title and interest in and to any equipment, agreements, rights, or other personal property, tangible or intangible, owned by MagneTek, Seller or any Affiliate of MagneTek or Seller other than OT which is material, individually or in the aggregate, and is used primarily in or arises primarily out of the
Business, all without separate consideration from Buyer or OT.   To the
extent such any such assets comprises a Contract, OT shall be liable for all obligations thereunder.

     6.10.  BUSINESS SUPPLIES.

     Buyer and OT shall have the right for a period of twelve (12) months after the Closing Date to exhaust the supply of product literature, order forms, stationery, and other general supplies which have been printed for use by OT prior to the Closing Date which bear the name "MagneTek," provided that Buyer shall cause OT to alter or otherwise indicate on the face of such forms that neither MagneTek nor Seller has any legal connection with or responsibility for the operations of OT after the Closing Date. In addition, for a period of two years following the Closing Date, OT shall be permitted to state OT's former affiliation with MagneTek.

     6.11.  BANK ACCOUNTS, ETC.

     As of the Closing, all bank accounts, safety deposits and other banking items (including any lock boxes) shall be terminated by Seller and shall cease to be assets or liabilities of OT. To the extent there are checks outstanding on OT bank accounts prior to the Closing Date, Seller will provide for adequate funding in the aforesaid bank accounts.

                                  ARTICLE 7


                             COVENANTS OF BUYER

     Buyer covenants and agrees as follows:

     7.1.  CONFIDENTIALITY.

     Buyer acknowledges that the information regarding the Business heretofore and hereafter provided to it by MagneTek or Seller is subject to the terms of a confidentiality agreement between MagneTek and an Affiliate of Buyer dated as of March 21, 1994 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference except that the expiration is extended by 18 months from the date hereof. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to OT; and provided, further, however, that Buyer acknowledges that any and all other provisions shall remain in effect, and all information provided to it by MagneTek or its representatives concerning MagneTek shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

     7.2.  ACCOUNTS RECEIVABLE.

     Buyer agrees to forward or cause to be forwarded to MagneTek, within three Business Days after the receipt thereof, any and all proceeds from accounts receivable of MagneTek that are received by Buyer or OT after the Closing Date. If, after the Closing Date, Buyer or OT receives any payment from any Person who at the time of such payment has outstanding MagneTek Accounts Receivable and Buyer Accounts Receivable, and the payment (a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts

Receivable without specifying the portion to be allocated to each, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of MagneTek or Buyer or OT, as applicable.

     7.3.  INSURANCE.

     Buyer shall secure, or shall cause OT to secure, insurance from the Closing Date covering general liability and products liability in amounts customary for the industry in which OT operates.

     7.4.  CHANGE OF NAME OF OT.

     On the Closing Date, Buyer shall cause the name of OT to be changed so as to eliminate the name "MagneTek".

                                   ARTICLE 8


                                MUTUAL COVENANTS

     Each of Seller and MagneTek covenants and agrees with each of Buyer and Grand Eagle, and each of Buyer and Grand Eagle covenants and agrees with Seller and MagneTek as follows:

     8.1.  COOPERATION.

     MagneTek, Buyer, Grand Eagle and Seller shall cooperate with each other and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business to Buyer and to minimize any disruption to the respective businesses of MagneTek, Seller, Grand Eagle and Buyer that might result from the transactions contemplated hereby. No party shall be required by this Section 8.1 to take any action that would unreasonably interfere with the conduct of its business. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause the Closing to occur.

     8.2.  PUBLICITY.

     MagneTek, Seller, Grand Eagle and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     8.3.  RECORDS.


           (a) On the Closing Date, MagneTek and Seller shall deliver or cause to be delivered to Buyer all Records, subject to the following exceptions:

                (i) Buyer recognizes that certain Records may contain incidental information relating to Seller or may relate primarily to subsidiaries or divisions of MagneTek other than OT or businesses of MagneTek or Seller previously sold, and that MagneTek and Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

                (ii) MagneTek and Seller may retain all Records prepared in connection with the sale of the Business, including bids received from other parties and analyses relating to OT;

                (iii) MagneTek and Seller may retain any Tax Returns and supporting documents and work papers, and upon reasonable request Buyer shall be provided with copies of such Tax Returns and supporting documents and work papers for the three Tax years prior to the Closing Date, and any other Tax Returns and supporting documents and work papers only to the extent that they relate (A) to OT's separate Tax Returns or separate Tax liability or (B) to the computation of OT's potential Tax liability for (I) any period ending on or after the Closing, (II) any period for which Buyer is responsible for filing Tax Returns, or (III) any period to which OT may carryback any net operating loss, capital loss or other Tax item; and

                (iv) Seller and MagneTek may deliver within a reasonable time after the Closing (in no event more than five (5) Business
           Days) such Records as to which it desires to retain copies and requires additional time in which to make such copies.

           (b) After the Closing, upon reasonable written notice, MagneTek, Buyer, Grand Eagle and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including Records pertinent to OT) and assistance relating to OT as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of MagneTek OT, Seller, Grand Eagle or Buyer.

                                  ARTICLE 9


                           EMPLOYEE BENEFIT MATTERS

     9.1.  EMPLOYEE BENEFIT MATTERS.

           (a) Buyer shall not be obligated to provide to the Company Employees benefits comparable to those provided under the MagneTek Flexcare Retirement Pension Plan or the MagneTek Flexcare Savings (401(k)) Plan or any other Company Plan except as specifically set forth herein. Buyer assumes all obligations and liabilities, if any, under the WARN Act (and any similar state law) arising out of the transactions contemplated by this Agreement. Buyer also agrees to comply with the terms of the WARN Act and any comparable state laws with respect to any action that under any such laws would require any notice or filing prior to the Closing Date, or would give rise to any liability of Seller or MagneTek thereafter.

           (b) Effective as of the Closing Date, Buyer shall, or shall cause OT to, establish a group health plan for Company Employees which shall waive any exclusion or limitation with respect to preexisting conditions and actively-at-work exclusions for those Company Employees who were not subject to such exclusions or limitations under OT's or MagneTek's group health plans immediately prior to the Closing, and shall provide that any out-of-pocket health expenses incurred by a Company Employee or his covered dependents during 1996 prior to the Closing Date shall be taken into account under Buyer's group health plan for the remainder of 1996 for purposes of satisfying applicable deductible, coinsurance and maximum covered health benefit claims by Company Employees and their covered dependents for services rendered on or after the Closing Date. Neither Buyer nor its group health plan for Company Employees shall be liable for any claims for health benefits for services rendered on or prior to the Closing Date regardless of when such claim is reported.

           (c) Effective as of the Closing Date, the Company Employees shall cease accruing any additional benefits under all Company Plans, and Seller or MagneTek, as applicable, shall take or cause to be taken, all such action as may be necessary to effect such cessation of participation by OT. To the extent permitted by law, as of the Closing Date, Seller and MagneTek will vest the Company Employees in their accrued benefits as of such date under all Company Plans that are qualified under Section 401(a) of the Code as if each such employee had remained employed by Seller or an ERISA Affiliate of Seller through the vesting periods applicable to all of such employee's benefits accrued through the Closing Date.

           (d) MagneTek shall continue to be or shall become the sponsor of all Company Plans and shall cause OT to cease being a sponsor or participating employer in such plans as of the Closing Date. With respect to all Company Plans, except as provided in Section 9.1(e), MagneTek shall remain responsible and be liable for, and Buyer shall not assume or be responsible for, any obligations or liabilities thereunder. MagneTek shall also remain responsible for all reporting and disclosure obligations imposed on the Company Plans by ERISA.

           (e) Notwithstanding anything in this Agreement to the contrary, OT shall be solely liable and responsible for all vacation, holiday, sick, short-term disability and severance pay with respect to all Company Employees (other than any such benefits arising under any Stay and Pay Agreements in effect at or prior to the Closing) to the extent such obligations are reflected on the Closing Balance Sheet. With respect to the OT's Employee Plans in effect as of and after the Closing Date, OT shall grant all Company Employees credit, effective as of the Closing Date, for all service with Seller and its ERISA Affiliates (including OT) and their respective predecessors prior to the Closing Date for all purposes (other than service for benefit accrual purposes under a defined benefit pension plan; however, this shall not preclude OT from granting such credit) for which such service was recognized by Seller and its ERISA Affiliates (including OT) under any corresponding Company Plan.

           (f) No provision of this Section 9.1 shall create third-party beneficiary rights in any Company Employee, including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

                                  ARTICLE 10


                               INDEMNIFICATION

     10.1.  TAX INDEMNIFICATION.

            (a)  (i)  Subject to all of the terms and conditions of this
Article 10, Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from (A) all liability for Taxes of OT for Pre-Closing Tax Periods (as defined below) other than any liability for Taxes included as a payable or other short-term liability for purposes of preparing the Closing Balance Sheet and other than any transferee or secondary liability of OT for a Tax arising prior to the Closing and any Tax liability assumed by agreement by OT prior to the Closing or arising as a result of being (or ceasing to be) a member or any Affiliated Group at any time prior to the Closing or being included or being required to be included in any Tax Return relating thereto, or (B) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (A) of this Section 10.1(a)(i). "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending at the close of business on the Closing Date of any taxable period that includes (but does not end on) the Closing Date. Taxes for taxable periods including but not ending on the Closing Date shall be equitably allocated between Seller and Buyer and, where the tax is based on gross or net income or a variation thereof, shall be allocated based on the actual amount of taxable items accruing in the pre-Closing and post-Closing portions of such periods.

                 (ii)  Subject to all of the terms and conditions of this
Article 10, Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from (A) all liability for any transferee or secondary liability of OT for a Tax arising prior to the Closing and any Tax liability assumed by agreement by OT prior to the Closing or arising as a result of being (or ceasing to be) a member of any Affiliated Group at any time prior to the Closing or being included or being required to be included in any Tax Return relating thereto, or (B) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (A) of this Section 10.1(a)(ii).

           (b) Buyer shall indemnify and hold harmless each Indemnified Seller Affiliate from (i) all liability for Taxes of Buyer, (ii) all liability for Taxes that are included as a payable or other short-term liability for purposes of preparing the Closing Balance Sheet, (iii) all liability for Taxes arising from events occurring on the Closing Date outside of the ordinary course of business by or at the direction of Buyer, and (iv) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clauses (i) and (ii) of this

Section 10.1(b).

     10.2.     OTHER INDEMNIFICATION BY SELLER AND MAGNETEK.

     Subject to all of the terms and conditions of this Article 10, each of Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from any Losses suffered or incurred by such Indemnified Buyer Affiliate (other than any relating to (i) liabilities for Taxes, and (ii) the specified liabilities and obligations identified and described in Section 10.4) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty of Seller or MagneTek contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant of Seller or MagneTek contained in this Agreement requiring performance after the Closing Date, (c) any Excluded Liability, (d) any liability of OT arising as a result of OT having been an ERISA Affiliate of any Person or any Person having been an ERISA Affiliate of OT at any time prior to the Closing, or (e) the conduct of any business unrelated to the Business by OT at any time prior to the Closing. Seller and MagneTek shall not have any liability under clause 10.2(a) or 10.2(b) above unless the aggregate of all Losses for which Seller and MagneTek would, but for this proviso, be liable pursuant to this Section 10.2(a) and 10.2(b), together with the aggregate of all Losses for which Seller and MagneTek are liable pursuant to Sections 10.2(a) and (b) of the Other Agreement, exceeds $220,000 on a cumulative basis (and then only to the extent of any such excess). Seller's and MagneTek's aggregate liability under Sections 10.2(a) and (b) of this Agreement and Sections 10.2(a) and (b) of the Other Agreement shall in no event exceed $5,500,000. MagneTek's and Seller's liability under Sections 10.2(c), 10.2(d) and 10.2(e) is only limited as set forth in Section 10.5.

     10.3.  OTHER INDEMNIFICATION BY BUYER AND OT.

     Subject to all of the terms and conditions of this Article 10, Buyer shall, and shall cause OT to jointly and severally indemnify and hold harmless each Indemnified Seller Affiliate from any Losses suffered or incurred by such Indemnified Seller Affiliate (other than any relating to Tax matters, for which indemnification is provided in Section 10.1 or environmental matters, for which indemnification is provided in Section 10.4) to the extent arising from, (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c) the ongoing operations of Buyer and OT after the Closing occurs or (d) under any Contract assigned by MagneTek or an Affiliate under
Section 6.10. Neither Buyer nor OT shall have any liability under clause (a) or (b) above unless the aggregate liability of Buyer and Canada Sub under such clauses (a) and (b), together with the aggregate liability of Buyer and OT (each as defined in the Other Agreement) pursuant to Section 10.3(a) and
(b) of the Other Agreement, shall exceed $220,000 on a cumulative basis (and then only to the extent of any such excess). Buyer's and OT's aggregate liability under Section 10.3(a) and (b), together with the aggregate liability of Buyer and Canada Sub (each as defined in the Other Agreement) under Section 10.3(a) and (b) of the Other Agreement, shall in no event exceed $5,500,000.

     10.4.  INDEMNIFICATION FOR ENVIRONMENTAL MATTERS.

            (a) Subject to all the terms and conditions of this Article 10, Seller and MagneTek shall jointly and severally indemnify and hold harmless each Indemnified Buyer Affiliate from and against all Losses resulting from claims or demands by any Governmental Authority or any third party which is unrelated to Buyer or its Affiliates arising under any Environmental Law to the extent such claims or demands relate to:

                 (i) Seller's or MagneTek's failure to perform any of its obligations as provided in Section 6.9 herein;

                 (ii) OT's arrangement for treatment, storage, recycling or disposal, prior to the Closing Date, of any Hazardous Materials at any offsite disposal facility;

                 (iii) conditions as of the Closing Date, or at any time prior to the Closing Date, at the Louisville Facility; or

                 (iv) conditions as of the Closing Date, or at any time prior to the Closing Date, at any Seller Facility other than the Louisville Facility.

            Seller and MagneTek shall not have any liability under clause
(ii) or (iv) above unless the aggregate of all Losses for which Seller and MagneTek would, but for this proviso, be liable under such clauses (ii) and
(iv) and under Sections 10.4(a)(ii) and (iii) of the Other Agreement shall exceed $100,000 on a cumulative basis (and then only to the extent of any such excess). Seller's and MagneTek's aggregate liability under Sections 10.4(a)(ii) and (iv) and under Sections 10.4(a)(ii) and (iii) of the Other Agreement shall in no event exceed $1,500,000. Such $100,000 deductible and $1,500,000 maximum indemnification shall be unrelated to the $220,000 deductible and $5,500,000 maximum indemnification provided under Sections
10.2 of this and the Other Agreement. Except as provided in Section 10.5(f), there shall be no limitation on the maximum amount of indemnification provided under Section 10.4(a)(i) or 10.4(a)(iii) of this Agreement. The indemnification provided by Section 10.4(a)(ii) and Section 10.4(a)(iv) will expire on the third anniversary of the Closing Date.

            Notwithstanding anything in this Agreement to the contrary, Seller's and MagneTek's indemnification liability hereunder shall in no event be construed to extend to or include any remediation or other liability arising as the result of the presence of asbestos in or upon the improvements located on any Seller Facility at any time.

            (b) Buyer and OT shall jointly and severally indemnify and hold harmless each Indemnified Seller Affiliate from and against all Losses resulting from claims or demands by any Governmental Authority or third party arising under any Environmental Law to the extent such Losses are attributable to Buyer's use or occupancy of any Seller Facility after the Closing Date.

     10.5.  LOSSES NET OF INSURANCE, ETC.

             (a) The amount of any Loss for which indemnification is provided under this Article 10 shall be net of all amounts recovered by the Indemnified Person under insurance policies with respect to such Loss and shall be net of any reserve in respect thereof reflected on the Closing Balance Sheet.

             (b) If the Indemnifying Person makes any payment under this
Article 10 in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

             (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages from any Indemnified Person as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

             (d) The parties hereto agree that the indemnification provisions of this Article 10 are intended to provide the exclusive remedy as to all Losses each may incur arising from, or relating to the transactions contemplated hereby and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation. Notwithstanding the foregoing, (i) Buyer may exercise any rights or remedies it may have under or with respect to the Non-Competition Agreement and (ii) the rights of any party under this Article 10 are not exclusive with respect to fraudulent representations, actions or omissions by another party.

             (e) Any indemnification payment for Taxes required under this
Article 10 shall for purposes of federal, state and local income Taxes, be treated as a purchase price adjustment.

             (f) The parties agree that the aggregate liability of Seller and MagneTek under all provisions of this Agreement other than Sections 10.1(a)(ii), 10.2(d), 10.2(e) and 10.4(a)(iii), including all indemnification provisions of this Article 10 other than Sections 10.1(a)(ii), 10.2(d), 10.2(e) and 10.4(a)(iii) shall in no event exceed the sum of the Cash Purchase Price under this Agreement, plus all amounts paid or otherwise due under the Seller Note
(in cash or by offset under Section 10.10) prior to the date of the claim for indemnification hereunder, plus the "Cash Purchase Price", as defined in the Other Agreement, plus all amounts paid or otherwise due under the "Seller Note", as defined in the Other Agreement (in cash or by offset under Section 10.10 of the Other Agreement) prior to the date of the claim for indemnification hereunder.

     10.6.     TERMINATION OF INDEMNIFICATION.


     The obligations to indemnify and hold harmless a party hereto, (w) pursuant to Sections 10.1, 10.2(c), 10.2(d), 10.2(e) and 10.3(c) shall not terminate, (x) pursuant to Sections 10.2(a) and 10.3(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.9,
(y) pursuant to Section 10.4, shall terminate as set forth therein and (z) pursuant to clauses 10.2(b) and 10.3(b), shall terminate on the third anniversary of the Closing Date; provided, however, that as to clauses (w),
(x), (y) and (z) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person. The obligations to indemnify and hold harmless a party hereto pursuant to Section 10.4(a)(iii) shall terminate on the second anniversary of the Closing Date if (but only if) Buyer shall occupy the Louisville Facility for any period of time after the second anniversary of the Closing Date (regardless of the duration of such occupancy after such second anniversary and of whether the Buyer subsequently ceases such occupancy).

  10.7. PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN UNDER SECTION 10.1).


     In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than under Section 10.1) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third Party Claim within 10 Business Days (30 calendar days in respect of claims under Section 10.4) after receipt by such Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

     If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof.
Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Person shall have assumed the defense of a Third Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in Section 10.8) shall be governed by
Section 10.8.

     10.8.     PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.


             (a) If a claim shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to any Person hereunder pursuant to Section 10.1 (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

             (b) With respect to any Tax Claim for which a Tax Indemnitee seeks indemnification hereunder, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion (and at its sole cost and expense) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving prior notice to the Tax Indemnitee and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have an adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its Affiliated Group, after giving effect to the rights to indemnification hereunder. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to the Tax Indemnitor of Records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

             (c) In no case shall Buyer settle or otherwise compromise any Tax Claim for which indemnification is sought hereunder without MagneTek's prior written consent, which consent shall not be unreasonably withheld.

     10.9.     SURVIVAL OF REPRESENTATIONS.


     The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.2(a) and 10.3(a) and shall terminate at the close of business three years following the Closing Date, except that the representations and warranties in Sections 4.8, 4.15 and 4.17 shall not survive the Closing.

     10.10.    MANDATORY SETOFF OF SELLER NOTE.


     Each of the parties agrees, on its own behalf and (with respect to MagneTek and Seller) on that of any permitted transferee of the Seller Note, that to the extent any amount is due in respect of indemnification to an Indemnified Buyer Affiliate under this Agreement or the Other Agreement, such amount shall be offset against the interest and principal due under the Seller Note and the similar note issued under the Other Agreement, with offsets applied first to interest payments then due in the order of their maturity and then to principal payments in the order of their maturity, before any amount shall be payable by Seller or MagneTek. In the event any such offset is contested by MagneTek, the matter shall be resolved in the same fashion as any other dispute under this Agreement.

                               ARTICLE 11

                          POST CLOSING MATTERS


     11.1.     TAX MATTERS.


              (a) MagneTek shall be responsible for filing any consolidated, combined or unitary Tax Returns (whether original or amended) for any taxable period of OT ending on or prior to the Closing Date, including any which are required as a result of examination adjustments made by the IRS or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by OT, MagneTek shall be responsible for preparing Tax Returns for any such periods and for furnishing them to Buyer or OT, as the case may be, for approval (which approval shall not be unreasonably withheld or delayed), signature and filing within a reasonable time prior to the due date for filing such returns.

             (b) Any refunds or credits of Taxes of OT for any taxable period ending on or before the Closing Date shall be for the account of MagneTek unless such refund or credit results from a net operating loss or other carryback for a tax period ending after the Closing Date. Any refunds or credits of Taxes of OT for any taxable period beginning on or after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of OT for any taxable period that includes (but does not end on) the Closing Date shall be prorated between MagneTek and Buyer based on the amount of such refund attributable to pre-Closing and post-Closing periods. Buyer and MagneTek shall cooperate to effect the purposes of the foregoing provisions. Any amounts payable to Buyer or MagneTek shall be net of any tax cost or benefit to the payor attributable to the receipt of such refund and/or the payment of such amounts; in no event shall such payment exceed the amount of the refund. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes attributable to Pre-Closing Tax Periods paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 10.8.

             (c) Except as otherwise specifically provided for in this Agreement, all Taxes shall be payable and be the responsibility of the party on whom such Taxes are imposed. Seller shall pay any stock transfer taxes due as a result of the sale of the Shares.

             (d) MagneTek shall cause any liability of OT under any tax-indemnity, tax-sharing, tax allocation or similar agreements to which OT is a party to be terminated and of no further force or effect on or before the Closing Date.

        11.2.     ACCESS TO FORMER BUSINESS RECORDS.


     For a period of seven (7) years following the Closing, Buyer will, or will cause OT to, retain all Records of OT existing as of the Closing and in its possession or control. During such period, Buyer will, or will cause OT to, afford authorized representatives of MagneTek access to all of such Records at reasonable times and during normal business hours at the principal business office of Buyer or OT, as applicable, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by MagneTek at MagneTek's sole cost and expense. During such period, Buyer will, and will cause OT to, at MagneTek's expense (in respect of any out-of-pocket expenses), cooperate with MagneTek in furnishing information, evidence, testimony and other reasonable assistance in connection with any action, proceeding or investigation relating to the Business prior to the Closing.

     11.3.     USE OF TRADEMARK AND TRADE NAMES.


     Notwithstanding anything to the contrary in this Agreement, OT may continue to use the name "MagneTek" and related trademarks, corporate names, and tradenames incorporating "MagneTek", and the stylized "MagneTek" logos, (i) in displays, signage and postings for sixty (60) days after the Closing Date to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two (2) years, to state the former affiliation of OT with MagneTek and Seller (e.g., formerly a subsidiary of "MagneTek, Inc." or "formerly MagneTek Ohio Transformer, Inc."); and (iii) to the extent the trade names, trademarks, service marks or logos of any of MagneTek's Affiliates or of MagneTek or Seller appear on the stationery, packaging materials, supplies or inventory of OT, until such is exhausted.

     11.4.     FURTHER ASSURANCES.


     If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, Seller, MagneTek, OT, Grand Eagle or Buyer, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments).

                             ARTICLE 12

                         GENERAL PROVISIONS


     12.1.     ASSIGNMENT.


     This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer prior to the Closing (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer) without the prior written consent of MagneTek or Seller; provided, however, that Buyer may assign its right to purchase the Shares hereunder to any of its Affiliates without the prior written consent of MagneTek or Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder.

     12.2.     NO THIRD-PARTY BENEFICIARIES.


     Except as provided in Article 10 as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     12.3.     TERMINATION.


             (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                 (i) by mutual written consent of all parties; or

                (ii) by any party hereto, if the Closing does not occur on or prior to June 14, 1996.

             (b) In the event of termination by any party pursuant to this
Section 12.3, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                (i) Buyer shall return to Seller all documents and copies and other material received from Seller or MagneTek relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

               (ii) All confidential information received by Buyer  with respect to the businesses of Seller shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

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

             (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 12.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii)
Section 12.4 relating to certain expenses, (iii) Section 12.5 relating to attorney fees and expenses, (iv) Section 8.2 relating to publicity, (v)
Section 12.11 relating to finder's fees and broker's fees and (vi) this
Section 12.3. Nothing in this Section 12.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by the other parties of its obligations under this Agreement.

     12.4.     EXPENSES.


     Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses, provided that Buyer shall pay one-half of any sales taxes due upon the sale of the Shares.

     12.5.     ATTORNEYS' FEES.


     Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

     12.6.     AMENDMENTS.


     No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

     12.7.     NOTICES.


     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or certified mail, and shall be deemed given when so delivered, as follows:

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

             (i) if to Buyer or Grand Eagle,

                 Grand Eagle Companies Inc.
                            or
                 Grand Eagle Companies North America, Inc.
                 (AS THE CASE MAY BE)
                 130 East Randolph Drive, 29th Floor
                 Chicago, Illinois 60601
                 Attention:  Jerry O. Williams
                             President and CEO

                 with a copy to:

                 Fitzpatrick Eilenberg & Zivian
                 20 North Wacker Drive, Suite 2200
                 Chicago, Illinois  60606
                 Attention:Carol Pegnato, Esq.

            (ii) if to Seller or MagneTek,

                 MagneTek National Electric Coil, Inc.

                           or

                 MagneTek, Inc.
                 (AS THE CASE MAY BE)
                 26 Century Boulevard
                 P.O. Box 290159
                 Nashville, Tennessee  37229-0159
                 Attention:  Samuel A. Miley, Esq.
                             General Counsel

                 with a copy to:

                 MagneTek, Inc.
                 26 Century Boulevard
                 P.O. Box 290159
                 Nashville, Tennessee  37229-0159
                 Attention:  John P. Colling, Jr.
                             Vice President and Treasurer

                 and with a copy to:

                 Gibson, Dunn & Crutcher LLP
                 333 South Grand Avenue
                 Los Angeles, California  90071
                 Attention:  Jennifer Bellah, Esq.

     12.8.     INTERPRETATION; EXHIBITS AND SCHEDULES.

     The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

     12.9.     COUNTERPARTS.


     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

     12.10.    ENTIRE AGREEMENT.


     This Agreement and the Ancillary Agreements, together with all Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding among the parties hereto and OT with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter, including without limitation the letter of intent between MagneTek and Grand Eagle dated December 13, 1995 and the Amended and Restated Asset Sale Agreement among certain of such Persons pertaining to the assets of OT dated as of February 27, 1996.

     12.11.    FEES.


     Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Lehman Brothers with respect to Seller and MagneTek, and PaineWebber Incorporated and Mega Capital Corp. with respect to Buyer, and (b) such parties will pay all fees or commissions which may be payable to the Persons so named.

     12.12.    SEVERABILITY.


     If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     12.13.    GOVERNING LAW.


     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such

State, without regard to the conflicts of law principles of such State.

                          *   *   *   *   *   *   *

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the date first written above.


                                       MAGNETEK NATIONAL ELECTRIC COIL,
                                       INC., a Delaware corporation


                                       By:_____________________________
                                              John P. Colling, Jr.,
                                              Vice President



                                        MAGNETEK, INC., a Delaware corporation


                                        By:______________________________
                                              John P. Colling, Jr.,
                                              Vice President



                                        GRAND EAGLE COMPANIES INC., a
                                        Delaware corporation


                                        By:_____________________________
                                              Jerry O. Williams, President



                                        GRAND EAGLE COMPANIES NORTH AMERICA,
                                        INC., a Delaware corporation


                                        By:_____________________________
                                              Jerry O. Williams, President